EXHIBIT 99.1

Arbutus Settles Litigation, Terminating Acuitas’ Rights to LNP Technology

Acuitas has No Further Rights to Use or Sublicense Arbutus LNP Technology
Arbutus Consolidates LNP Patent Estate Enabling RNAi, mRNA, and Gene-editing Therapeutics

VANCOUVER, B.C. and WARMINSTER, Pa., Feb. 22, 2018 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading hepatitis B virus (HBV) therapeutic solutions company, today announced that litigation initiated by Acuitas Therapeutics on October 25, 2016 in the Supreme Court of British Columbia has been settled before trial. The litigation centered on Acuitas’ rights to use and sublicense Arbutus pre-April 15, 2010 LNP technology under a cross license agreement dated November 12, 2012. On February 7, 2017, Arbutus obtained an injunction preventing Acuitas from further providing Arbutus LNP technology to any third party.

“This settlement terminates Acuitas’ right to use or sublicense our LNP technology going forward, making permanent the effect of the Court’s prior injunction,” said Dr. Mark J Murray, Arbutus President and CEO. “Arbutus LNP represents the most clinically validated delivery technology suitable for RNAi, mRNA therapeutics and gene editing applications. With the settlement of the Acuitas litigation, Arbutus has now consolidated its LNP intellectual property estate. This is a major milestone which establishes Arbutus as the owner and only source of this industry-leading technology platform with the ability to develop a full range of applications.”

The settlement stipulates that the four non-exclusive viral vaccine sublicenses previously granted to Moderna are the only sublicenses to survive. These four sublicenses, previously granted by Acuitas to Moderna under the pre-April 15, 2010 Arbutus LNP patent families, are each limited to a specific viral target. Moderna has no other rights to Arbutus’ broad suite of LNP intellectual property.

About Arbutus Biopharma
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing, and commercializing a cure for patients suffering from chronic HBV infection. For more information, please visit www.arbutusbio.com.

Contact Information

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Email: ttolmie@arbutusbio.com

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Russo Partners
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